XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

Supplement dated April 13, 2021

to the to the Prospectus Supplement dated March 31, 2021

to the Prospectus dated February 2, 2021

This is a supplement (the “Supplement”) to the Prospectus Supplement, dated March, 31, 2021 (the “Prospectus Supplement”), to the Prospectus, dated February 2, 2021 (the “Prospectus”), of XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”). This Supplement updates certain information, as follows. Certain capitalized terms used and not defined herein have the meanings set forth in the Prospectus.

The following information replaces the information under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the first paragraph under the heading “General Information— Independent Registered Public Accounting Firm” in the Statement of Additional Information:

On April 12, 2021, the Audit Committee selected Cohen & Company, 1350 Euclid Ave., Suite 800, Cleveland, OH 44115, as the Trust’s independent registered public accounting firm for the Trust’s fiscal year ending September 30, 2021. This selection was ratified by the Board, including by all of the Independent Trustees. The independent registered public accounting firm is expected to render an opinion annually on the financial statements and financial highlights of the Trust.

The Audit Committee conducted a comprehensive, competitive process to determine the Trust’s independent registered public accounting firm for the Company’s fiscal year ending September 30, 2021. The Audit Committee considered, among other things, external auditor capability; effectiveness and efficiency of audit services; results of periodic assessments of performance by Trust management and the Audit Committee; and evaluation of fees in the context of audit scope.

Cohen & Company replaces KPMG LLP (“KPMG”), the Trust’s prior independent registered public accounting firm.

KPMG’s audit reports on the Trust’s financial statements as of and for the fiscal years ended September 30, 2019 and September 30, 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2019 and September 30, 2020, there were (i) no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Please retain this Supplement for your future reference.